Exhibit 10.5

PEF PELLET SUPPLY CONTRACT

          COMES NOW the undersigned parties and do hereby enter into the following contract and agreement as set forth below and based on the following terms and conditions:

1.

The parties to this contract are Soy Energy, LLC, PO Box 663, Marcus, Iowa 51035-0663 (referred to as “Soy”) and the Cherokee County Solid Waste Commission, 1805 Linden St., Cherokee, IA 51012 (referred to as “CCSWC”).

2.

Soy is a limited liability company organized and operating in the State of Iowa. Its current Chairman is Charles Sand. CCSWC is a quasi-governmental entity operating under Chapter 28E (Iowa Code 2007). Its current Chairman is Ken Slater. For purposes of Notice, if ever required, the parties agree that such Notice shall be directed to the respective entity at the above indicated address, attention Chairman. The parties agree to update their addresses and the name of the current Chairman in the event either changes.

3.	The parties entered into a Letter of Intent, preliminary to entering into this contract. The Letter was dated July 6, 2006 and it is the intent of this agreement to implement the Letter of Intent.

4.

Soy has committed to building and operating a bio diesel fuel production plant in Marcus, Iowa. CCSWC currently owns and operates a landfill and recycling center in Cherokee, Iowa. For purposes of this contract, CCSWC is constructing and will operate a Process Engineered Fuel (PEF) processing addition to its separation and recycling facility. CCSWC will be in production of PEF pellets in late 2007. Upon start up of it’s operations, Soy will begin buying PEF pellets from CCSWC on or about 9-1-08.

5.

Soy has substantial energy needs necessary for the production of bio diesel fuel. CCSWC intends to have the capacity and ability to produce 60 plus tons per day of PEF pellets that will be used towards the energy needs of Soy in producing bio diesel fuel. The parties agree and acknowledge that the production of PEF pellets by CCSWC for this purpose is a new and unique endeavor. The parties have done research and gathered information and made projections upon which the information in this contract is based. Both parties have acted in good faith in making these projections. The parties acknowledge that it is the goal of CCSWC to produce enough PEF pellets for 60 tons per day of usage by Soy. The parties agree and acknowledge that should that goal not be met, that the tonnage may be supplemented with wood chips or alternate fuel that is consumable in the boiler system installed by Soy in their plant. Also, in this regard, the parties acknowledge, as set forth below, that Soy will have an alternate energy source available in the event of production shortage of PEF pellets or other available fuel sources. It is the intent of the agreement for CCSWC to provide Soy with 60 tons of material per day. Once this endeavor is put into practice, if the result is that performance of this contract is not feasible, then parties agree to use their best efforts to find a replacement energy supplier, and this agreement shall terminate upon that occurrence.

6.

For that purpose, Soy will install a pellet fired boiler system to fuel its plant with a requirement of approximately 4900 pounds per hour of PEF pellets or alternate material to fuel the boiler system. CCSWC agrees to sell and deliver to Soy 60 tons per day of PEF pellets or alternate fuel to meet the thermo requirements of the plant. CCSWC will have good and marketable title to all of the PEF pellets or alternate fuel sold to Soy under this contract, free and clear of all liens and encumbrances. Soy agrees to buy 60 tons per day of PEF pellets, or in the alternative woodchips or other alternate fuel acceptable to Soy. The cost of the woodchips or alternate fuel will be passed along from CCSWC to Soy without additional charge. Soy may reject delivery of the woodchips or alternate fuel, at its discretion, if the alternate fuel or woodchips do not adequately supply the plant with energy. The price for the PEF pellets is set forth below in Par. 9. The parties agree that they may contract for PEF pellets above or below the 60 ton per day figure. The parties have established the 60 ton per day figure as the best estimate of the daily needs of Soy for energy in producing the bio diesel fuel. The parties agree and understand that the actual usage may vary from the 60 ton per day figure either plus or minus. The CCSWC agrees to make its best efforts to produce PEF pellets needed to meet the energy needs for Soy as set forth above and Soy agrees to purchase all of the PEF pellets needed at the rate prescribed below during the term of this contract.

7.

In addition to this boiler, Soy will also provide a backup system which would burn natural gas or some other fuel source chosen by Soy. The purpose of this back up system is to provide for the energy needs of Soy in the event that there is an interruption of service. It is contemplated that an interruption of service could be a breakdown at the Soy plant or the CCSWC facility or a temporary shortage of fuel materials. The parties agree that neither party shall be penalized for interruptions in supply or shortages and both parties shall make their best efforts to make necessary repairs or solve any problems that are causing such interruption or shortage.

8.

The initial term of this contract shall be from September 1, 2008 to September 1, 2018. The effective date of September 1, 2008 is an estimate at this time and the parties agree that this start date for the 10 year period of this contract can be adjusted by written agreement between the parties, signed and approved by each party. In the event Soy’s plant does not become operational by June 1, 2009, this contract shall terminate, without either party having any obligation or liability under this contract in the future. This contract may be terminated or amended by written agreement approved and signed by each party. Additionally, if a breach of this contract occurs then the non-breaching party may terminate at any time after giving the other party written notice and a 60 day opportunity to cure. The initial 10 year term of the contract may be renewed by written agreement, signed and approved by each party. This contract constitutes the entire agreement of the parties. Any oral discussions or representations between the parties are not binding unless in writing, signed and approved.

9.

Soy will pay CCSWC a PEF pellet procurement and delivery fee of $3.00 per MMBTU (million British Thermal Unit) for PEF pellets delivered to the Soy plant. CCSWC shall bill monthly on or about the first of each month for PEF pellets purchased in the previous month. Payment shall be by the 10th of each month following billing. Accounts unpaid for more than 30 days shall be considered delinquent and bear interest at 10%. Any delinquency shall constitute a breach of this contract. For this price, CCSWC shall produce the PEF pellets and deliver them to the plant location in Marcus, Iowa. CCSWC will also remove the ash or remains of any PEF or alternate fuel burnings for land filling at no charge. The parties agree to cooperate and accommodate each other regarding the transfer of these materials. CCSWC shall provide an enclosed trailer which can be used to haul the ash or remains and to provide for a dust free disposal of the ash as required by IDNR.

10.

Due to the substantial energy needs of Soy, the parties agree that it would be in their best interest to provide for some amount of stock piling of PEF pellets to minimize any interruption of supply. The pellets need to be stored in an enclosed dry area to maintain their integrity. CCSWC agrees to provide storage at CCSWC’s facilities for sufficient PEF pellets to operate the Soy energy plant for 7 days and Soy agrees to provide storage at its facilities for sufficient PEF pellets to operate the Soy energy plant for 3 days. Soy may not resell or distribute the PEF pellets to any other entity or for any other purpose without prior written consent from CCSWC. Title and risk of loss or damage to any PEF pellets or alternate fuel sold hereunder shall pass from CCSWC to Soy upon delivery to Soy’s plant.

11.

Because Soy and CCSWC have not done business in the past in the manner described in this contract, they have not yet attempted to develop detailed procedures relating to ordering and logistics of delivering PEF pellets. After this contract becomes effective, the parties agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters, based on their mutual experiences working together under this contract.

12.

The parties intend that the PEF pellets delivered by CCSWC generally will have a maximum moisture content of 12% or less. The size of the PEF pellets will be approximately 1¾ inch in diameter by 2 inch in size, and have ash content of 10% or less as fired. Furthermore, the parties intend that the PEF pellets will produce 7,000 BTUs/LB at nominal moisture content at 7,600 BTUs/LB for oven dry pellets. Soy Energy may accept or reject any PEF pellets not meeting the engineering requirements for the Plant’s operations but shall immediately provide Notice in writing to CCSWC of any claimed deficiencies in the pellets delivered, if not accepted. During the first six months of Soy Energy’s plant operations, CCSWC agrees to regularly test PEF pellets for compliance with the above specifications and send copies of the tests monthly to Soy Energy. If the test results are consistently satisfactory, CCSWC agrees to test PEF pellets once every three months thereafter.

13.

The parties agree and understand that they are subject to the laws of the State of Iowa under which this contract is made, and to the administrative rules and procedures of the Iowa Department of Natural Resources (IDNR). The parties agree and understand that the IDNR may dictate or prescribe certain procedures or changes in procedures or equipment which must be complied with. The parties agree to cooperate in this regard and to remain in compliance under all applicable laws and rules. In addition, should either party receive any kind of citation or notice regarding non compliance with rules or laws that would affect the terms of this contract, such party shall immediately notify the other party in writing and provide a copy of such notice on citation. In the event the IDNR creates restrictions which make the performance of this contract no longer feasible, then both parties agree to work together in developing a solution.

14.

In 2006 the Iowa Legislature passed allowable tax credits that the parties contemplate will apply to this contract and the sale of PEF pellets by CCSWC to Soy. The annual tax credit available equals $250,000. The parties agree that the tax credits shall be transferred from CCSWC to Soy in their entirety and in return Soy shall pay to CCSWC an annual payment of the tax credit, up to $250,000, on or before March 1 following the year in which the credits are disbursed, beginning on March 1, 2009 and shall continue for each year that the tax credits are available. These tax credits are transferable and may be used by Soy or passed along to Members. If CCSWC loses eligibility for the tax credit or the tax credit becomes nontransferable, then Soy shall have no further responsibility to make payments under this section.

15.	Soy and CCSWC agree to cooperate with all necessary public and regulatory disclosures about the existence and the contents of this contract and the transaction between the parties.

16.

CCSWC will purchase a semi tractor and at least two trailers for the transfer and delivery of pellets and the ash by product. Soy agrees to cooperate in providing access at all reasonable times for the delivering of PEF pellets and pickup of ash by products, including providing parking for a trailer at the plant facility on a regular basis.

17.	Each party will maintain all buildings and equipment located on their own real estate. CCSWC shall own and maintain trucks and trailers used to transport materials.

18.

Each party shall insure their own interests. Specifically, Soy will provide insurance for their own facilities and CCSWC shall provide insurance for their facilities along with the vehicles used in the delivering of product and pickup of by product. Each party shall insure as follows: their own employees for workers compensation, premises and personal liability, environmental coverage and any other necessary coverage.

19.

The parties specifically agree that they shall each retain their own legal remedies as allowed under Iowa law in the event of a breach of this contract. The parties agree that an interruption in the production of PEF pellets by CCSWC or the purchase of said pellets by Soy due to breakdown, mechanical failure weather related or disaster, uncontrollable actions by a third party or a production shortage, or some other legitimate reason, shall not constitute a breach of contract so long as the interruption does not exceed 30 days. No omission or delay by either party in enforcing any right or remedy hereunder or in requiring performance of any term, covenant or provision herein shall constitute a waiver of any such right or remedy, nor shall it in any way effect the right of either party to enforce such provisions. The remedies set forth in this contract are cumulative and in addition to all other remedies available under this contract, at law and in equity.

20.

In the event there is an interruption in the flow of PEF pellets from CCSWC to Soy, for whatever reason, that exceeds 30 days, or for any other dispute between the parties, the parties agree, prior to commencing any action in the Iowa District Court or any other Court to submit this matter to arbitration. The matter shall be arbitrated by an arbitrator agreed to by the parties or if no agreement can be reached by each party selecting an arbitrator and the two arbitrators selected choosing a third arbitrator, with a 2/3 majority being determative. Should the matter of an alleged breach of this contract proceed to Iowa District Court, the parties agree and understand that the prevailing party may be entitled to an award of attorneys fees.

21.

Each party hereto shall defend, indemnify and hold harmless the other party and such other party’s affiliates’ officers, directors, shareholders, employees and agents from and against any and all claims, suits, demands, losses, liabilities, costs, damages and expenses, including attorneys’ fees and court costs, suffered or incurred by any such party arising from or relating to: (i) the material breach of any warranty, representation, term, covenant or condition by the indemnifying party under this contract; and (ii) the indemnifying party’s fraud, gross negligence, willful misconduct, or knowing violation of the law in the performance of its obligations under this contract.

22.	By signing this contract, the parties agree to extend the time period set forth in their Letter of Intent of July 6, 2006 for entering into a contract from December 31, 2006 to this date.

23.

This contract may be executed in counterparts, and facsimile signatures shall be binding. No waiver of any provision of this contract shall be effective unless agreed to in writing by the party against whom such waiver is sought to be enforced. All covenants, warranties, representations and indemnification obligations set forth in this contract shall survive the termination or expiration hereof. If any provision of this contract is held to be invalid, unenforceable or contrary to public policy, the remaining provisions shall not be affected. This contract is binding upon and shall inure to the benefit of the parties and their respective representatives, successors and permitted assigns, but this contract and any rights of a party under this contract may not be transferred or assigned without the prior written consent and approval of each party.

Agreed to this 7th day of June, 2007

/s/ Ken L. Slater	/s/ Charles Sand

Ken Slater, Chairman	Charles Sand, Chairman
Cherokee County Solid Waste Comm.	Soy Energy, LLC

STATE OF IOWA	)
) ss
COUNTY OF CHEROKEE	)

          On this 7th day of June, 2007 before me, the undersigned, a Notary Public in and for said State, personally appeared Ken Slater to me personally known, who being by me duly sworn did say that he is the Chairman of said Cherokee County Solid Waste Commission that said instrument was signed on behalf of said Commission by authority of its Commissioners and that the said Ken Slater as such officer, acknowledge the execution of said instrument to the voluntary act and deed of said corporation, by it and by them voluntarily executed.

signature illegible

Notary Public

STATE OF IOWA	)
) ss
COUNTY OF CHEROKEE	)

          On this 13th day of June, 2007 before me, the undersigned, a Notary Public in and for said State, personally appeared Charles Sand to me personally known, who being by me duly sworn did say that he is the Chairman of said Soy Energy, LLC that said instrument was signed on behalf of said Board by authority of its Board of Directors and that the said Charles Sand as such officer, acknowledge the execution of said instrument to the voluntary act and deed of said corporation, by it and by them voluntarily executed.

/s/ Carol Reuter

Notary Public